Exhibit 10.2
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is made and entered into as of July 29, 2020, by and between RKT Holdings, LLC (the “Company”) and Brian Brown (“Executive” and, together with the Company, the “Parties”).
RECITALS
WHEREAS, the Parties desire to enter into a written employment agreement to reflect the terms upon which Executive shall provide services to the Company and/or its direct and indirect subsidiaries, whether existing on the Effective Date or thereafter acquired or formed (each, a “Rocket Company,” and with Rocket Companies, Inc. (“Rocket”), collectively, the “Rocket Companies”); and
WHEREAS, Executive’s agreement to enter into this Agreement and be bound by the terms hereof, including the restrictive covenants described herein, is a material inducement to the Rocket Companies’ willingness to provide compensation to Executive as described herein, and the Rocket Companies would not otherwise grant such compensation to Executive if Executive did not agree to enter into this Agreement.
NOW, THEREFORE, in consideration of the mutual promises, terms, covenants, and conditions set forth in this Agreement, and the performance by the Parties of their respective obligations hereunder, the Parties, intending to be legally bound, agree as follows:
AGREEMENTS
1.Term. The term of this Agreement and of Executive’s employment with the Company hereunder (the “Term”) shall be effective as of the effective date of the initial public offering of Rocket pursuant to an effective Registration Statement filed under the Securities Exchange Act of 1933 (the “Effective Date”) and continue until Executive’s employment is terminated in accordance with Section 6 of this Agreement. Executive’s employment with the Company shall be “at will”, such that the Company may terminate Executive’s employment at any time, with or without reason and with or without notice, and Executive may resign at any time, with or without reason and with or without notice (except as expressly set forth herein).
2.Position and Duties. The Company hereby employs Executive, and during the Term, Executive shall be employed by and have positions with any Rocket Company as determined by the Company in its discretion. Executive shall be Chief Accounting Officer of Rocket, reporting directly to the Chief Financial Officer. Executive shall have such responsibilities, duties, and authorities as are assigned by the Chief Financial Officer and are commensurate with the position of Chief Accounting Officer. Executive shall fulfill his duties and responsibilities in a diligent, trustworthy and appropriate manner and in compliance with the policies and practices of the Company and applicable law. During the Term, Executive shall devote his full business time and attention to the business and affairs of the Rocket Companies and shall not be engaged in or employed by or provide services to any other business enterprise without the written approval of the Board of Directors of Rocket (the “Board”); provided, however, that (i) Executive shall be permitted to continue to be engaged in, or provide services to, the business and activities set forth on Exhibit A and (ii) Executive may manage his personal affairs, finances, and investments, and may participate in charitable and not-for-profit activities, all without the necessity of obtaining the Board’s approval, so long as such activities do not create an actual or potential conflict of interest with, or interfere with the performance of, Executive’s duties hereunder or conflict with Executive’s covenants under Sections 7 through 11 of this Agreement, in each case as determined in the sole judgment of the Board.

3.Compensation. For all services rendered by Executive (including his compliance with the covenants in Sections 7 through 11 of this Agreement) to the Rocket Companies, the Rocket Companies shall compensate Executive during the Term as follows:
(a)Base Salary. The annual base salary payable to Executive shall be determined by the Compensation Committee of the Board (the “Committee”) from time to time, and shall be paid in substantially equal installments on a regular basis in accordance with the Company’s standard payroll procedures, and prorated for any partial year of employment (the “Base Salary”).
(b)Annual Bonus. For each fiscal year during the Term, Executive shall be eligible for an annual bonus (the “Annual Bonus”) based on the satisfaction of such business objectives and/or other criteria as determined in the sole discretion of the Committee. The Annual Bonus shall be paid in accordance with the Company’s customary practices for payment of annual bonuses to senior executive employees, subject to Executive’s continued employment through the payment date.
(c)Benefits and Perquisites. Executive shall be entitled to participate in the employee benefit plans and programs of the Rocket Companies in accordance with the terms of such plans and programs.
(d)Vacation. Executive shall be entitled to paid vacation during each calendar year (prorated for any partial calendar year of employment) in accordance with the Rocket Companies’ policies and practices for senior executive employees of the Rocket Companies.
4.Expense Reimbursement. The Company shall reimburse Executive for (or, at the Company’s option, pay) all business travel and other out-of-pocket expenses reasonably incurred by Executive in the performance of his duties under this Agreement. All reimbursable expenses shall be appropriately documented by Executive upon submission of any request for reimbursement in a manner consistent with the expense reporting policies of the Rocket Companies and applicable federal and state tax recordkeeping requirements.
5.Place of Performance. Executive shall carry out his duties and responsibilities under this Agreement principally in and from the Company’s offices in Detroit, Michigan, unless otherwise mutually agreed to by the Company and the Executive. Executive understands that his position will involve travel and agrees to undertake such travel as may be necessary or desirable in the performance of his duties and responsibilities under this Agreement.
6.Termination; Rights on Termination. Executive’s employment under this Agreement may be terminated by either party at any time and for any reason; provided, however, that Executive shall be required to give the Company at least 60 days advance written notice of any resignation of Executive’s employment hereunder (and in such event, the Company may in its sole discretion elect to accelerate Executive’s date of termination of employment and pay to Executive the Base Salary that he would have received during such 60-day period). Notwithstanding the foregoing, Executive’s employment shall automatically terminate upon Executive’s death.
(a)Resignation From All Positions. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of termination from all other positions, whether as officer, director, employee, trustee, consultant or otherwise, that Executive then holds with the Rocket Companies, except as otherwise agreed to by the Parties. Executive agrees to promptly execute such documents as the Company shall reasonably deem necessary to effect such resignations, and in the event that the Executive is unable or unwilling to, or does not, execute any such document, Executive hereby grants his proxy to any officer of the Company to so execute on his behalf or will otherwise be deemed to have resigned from all such positions.
(b)Payment Through Termination. Upon termination of Executive’s employment for any reason, Executive shall be entitled to receive his Base Salary and all benefits and reimbursements earned or accrued through the effective date of termination. Such Base Salary shall be paid in accordance with the Company’s standard payroll procedures. No other compensation or benefits will be due or payable to Executive after such termination, except as provided or as otherwise required under the terms of the employee benefit plans and programs of the Rocket Companies or applicable law.
(c)Provisions that Survive Termination of Agreement. All rights and obligations of the Parties under this Agreement shall cease as of the effective date of termination of this Agreement, except that (i) the Company’s payment and other obligations under this Section 6 of this Agreement, if any, and its rights and/or obligations under Sections 17 through 19 of this Agreement shall survive such termination in accordance with their terms, and (ii) Executive’s obligations under Sections 7 through 12, Sections 17 through 19 and Section 21 of this Agreement shall survive such termination in accordance with their terms.
(d)Compliance with Code Section 409A.
(i)To the extent this Agreement is subject to Section 409A of the Code (“Section 409A”), the Parties intend all payments under this Agreement to comply with the requirements of Section 409A, and this Agreement shall, to the extent practical, be operated and administered to effectuate such intent. In furtherance thereof, if payment or provision of any amount or benefit hereunder at the time specified in this Agreement would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or the provision of such amount or benefit could be made without incurring such additional tax (including paying any severance that is delayed in a lump sum upon the earliest possible payment date which is consistent with Section 409A). In addition, to the extent that any regulations or guidance issued under Section 409A (after application of the previous provision of this Section 6(d)) would subject Executive to the payment of interest or any additional tax under Section 409A, the Parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A.
(ii)With respect to any payment under this Agreement constituting nonqualified deferred compensation subject to Section 409A, (A) all expenses or other reimbursements provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive; (B) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
(iii)If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A, then with regard to any payment or the provision of any benefit under this Agreement that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided on the first business day following the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 6(d) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum (without interest) on the first business day following the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(iv)Executive’s right to receive any installment payments payable hereunder shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment for purposes of Section 409A.
7.Executive Covenants.
(a)Executive acknowledges and agrees that during his employment with the Company, he will be providing services to the Rocket Companies and that he will be intimately involved in the planning for or direction of the business of the Rocket Companies, and that he has or will obtain selective or specialized skills, knowledge, abilities, or customer contacts or information by reason of working for the Company and providing services to the Rocket Companies.
(b)During Executive’s employment with the Company and for a period of eighteen (18) months thereafter (the “Restricted Period”), Executive shall not, either directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity (each, a “Person”), engage, within the Territory (as described below), as an officer, director, owner, partner, member, joint venturer, employee, independent contractor, agent or consultant in any business engaged in the Business of the Rocket Companies (as described below); provided, however, that Executive shall not be prohibited from passively owning less than five percent (5%) of the outstanding shares of any class of equity securities registered under the Securities Exchange Act of 1934, as amended (the “34 Act”).
(c)In addition, during Executive’s employment with the Company and for a period of eighteen (18) months thereafter, Executive shall not, either directly or indirectly, for himself or on behalf of or in conjunction with any other Person:
(i)solicit or attempt to solicit any employee, agent or contract worker of the Rocket Companies (or any employee, agent or contract worker who was employed or engaged by the Rocket Companies within the twenty-four (24) months prior to Executive’s termination of employment) to end his or her relationship with any Rocket Company or hire or attempt to hire any of the foregoing; or
(ii)seek to induce or otherwise cause any customer, client, supplier, vendor, licensee, licensor or any other Person with whom any Rocket Company then has, or during the twenty-four (24) months prior to such time had, a business relationship, whether by contract or otherwise, to discontinue or alter such business relationship in a manner that is adverse to any Rocket Company.
(d)For purposes of Sections 7 through 11 of this Agreement:
(i)The “Territory” shall be defined as the United States of America, Canada and any other territory where Executive is working and providing services or the Rocket Companies are doing business at the time of termination of employment with the

Company; which Executive acknowledges and agrees is the territory in which he is providing services to the Rocket Companies pursuant to this Agreement.
(ii)The “Business of the Rocket Companies” means (A) any business or activity engaged in by any of the Rocket Companies and (B) any other business opportunity that is under active consideration by any of the Rocket Companies during the Term.
(e)The covenants in this Section 7 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Section 7 relating to the time period, scope, or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction or arbitrator to exceed the maximum time period, scope, or geographic area, as applicable, that such court or arbitrator deems reasonable and enforceable, then this Agreement shall automatically be considered to have been amended and revised to reflect such determination.
(f)All of the covenants in this Section 7 shall be construed as an agreement independent of any other provisions in this Agreement, and the existence of any claim or cause of action Executive may have against any Rocket Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by any Rocket Company of such covenants.
(g)Executive has carefully read and considered the provisions of this Section 7 and, having done so, agrees that the restrictive covenants in this Section 7 impose a fair and reasonable restraint on Executive and are reasonably required to protect the interests of the Rocket Companies and their respective officers, directors, employees and equityholders.
8.Trade Secrets and Confidential Information.
(a)For purposes of this Section 8, “Confidential Information” means all non-public or proprietary data or information (other than Trade Secrets) concerning the business and operations of the Rocket Companies, including, but not limited to, any non-public information (regardless of whether in writing or retained as personal knowledge) pertaining to research and development; product costs, designs and processes; equityholder information; pricing, cost, or profit factors; quality programs; annual budget and long-range business plans; marketing plans and methods; contracts and bids; business ideas and methods, inventions, innovations, developments, graphic designs, website designs, patterns, specifications, procedures, databases and personnel. “Trade Secret” means trade secret as defined by applicable state law. In the absence of such a definition, Trade Secret means information including, but not limited to, any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
(b)Executive acknowledges that in the course of his prior services to affiliates of the Company and his future employment with the Company, he has received or will receive and has had or will have access to Confidential Information and Trade Secrets of the Rocket Companies, and that unauthorized or improper use or disclosure by Executive of such Confidential Information or Trade Secrets will cause serious and irreparable harm to the Rocket Companies. Accordingly, he is willing to enter into the covenants contained in Sections 7 through 11 of this Agreement in order to provide the Rocket Companies with what he considers to be reasonable protection for its interests.

(c)Executive hereby agrees to (i) hold in confidence all Confidential Information of the Rocket Companies that come into his knowledge during his employment by the Company and (ii) not disclose, publish or make use of such Confidential Information, other than in the good-faith performance of his duties, without the prior written consent of the Company for as long as the information remains Confidential Information.
(d)Executive hereby agrees to hold in confidence all Trade Secrets of the Rocket Companies that come into his knowledge during his employment by the Company and not to disclose, publish, or make use of at any time after the date hereof such Trade Secrets without the prior written consent of the Company for as long as the information remains a Trade Secret.
(e)Notwithstanding the foregoing, the provisions of this Section 8 will not apply to (i) Confidential Information or Trade Secrets that otherwise becomes generally known in the industry or to the public through no act of Executive or any person or entity acting by or on Executive’s behalf or information which Executive can demonstrate to have had rightfully in his possession prior to the commencement of his employment or services with any of the Rocket Companies or their Affiliates or (ii) information required to be disclosed by judicial or governmental proceedings; provided that, in the event Executive is ordered by a court or other government agency to disclose any Confidential Information, Executive shall (1) promptly notify the Company of such order, (2) diligently contest such order at the sole expense of the Company as expenses occur, and (3) seek to obtain at the sole expense of the Company such confidential treatment as may be available under applicable laws for any information disclosed under such order.
(f)Notwithstanding anything to the contrary herein, nothing in this Agreement will prohibit Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the ’34 Act or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or require modification or prior approval by the Company or any other Rocket Company of any such reporting.
(g)Notwithstanding anything to the contrary contained herein, pursuant to the Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state Trade Secret law for the disclosure of a Trade Secret that: (i) is made (A) in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive also understands that if he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Trade Secret to his attorney and use the Trade Secret information in the court proceeding, if Executive (i) files any document containing the Trade Secret under seal, and (ii) does not disclose the Trade Secret, except pursuant to court order.
9.Nondisparagement. During the Term and thereafter, Executive shall not, directly or indirectly, take any action, or encourage others to take any action, to disparage or criticize any Rocket Company or any affiliate of any Rocket Company or their respective officers, directors, agents, or executives.
10.Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, customer lists, computer data, customer information, equipment, supplies, furniture and other property or information delivered to or compiled by Executive by or on behalf of the Rocket Companies, their representatives, vendors or customers shall be and remain the property of the Rocket Companies, and be subject at all times to its discretion and control. Upon the request of any Rocket Company and, in any event, upon the termination of Executive’s employment with the Rocket Companies, Executive shall promptly deliver all such materials to the Rocket Companies.
11.Work Product and Inventions.
(a)Works. Executive acknowledges that Executive’s work on and contributions to documents, programs, methodologies, protocols, and other expressions in any tangible medium (including, without limitation, all business ideas and methods, inventions, innovations, developments, graphic designs, web site designs, patterns, specifications, procedures or processes, market research, databases, works of authorship, products and other works of creative authorship) which have been or will be prepared by Executive, or to which Executive has contributed or will contribute, in connection with Executive’s services to any Rocket Company (collectively, “Works”), are and will be within the scope of Executive’s employment and part of Executive’s duties and responsibilities. Executive’s work on and contributions to the Works will be rendered and made by Executive for, at the instigation of, and under the overall direction of any Rocket Company, and are and at all times shall be regarded, together with the Works, as “work made for hire” as that term is used in the United States Copyright Laws. However, to the extent that any court or agency should conclude that the Works (or any of them) do not constitute or qualify as a “work made for hire”, Executive hereby assigns, grants, and delivers exclusively and throughout the world to the Company all rights, titles and interests in and to any such Works, and all copies and versions, including all copyrights and renewals. Executive agrees to cooperate with the Company and to execute and deliver to the Company and its successors and assigns, any assignments and documents the Company requests for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive, perpetual and worldwide ownership of all rights, titles and interests of every kind and nature, including all copyrights, in and to the Works, and Executive constitutes and appoints the Company as its agent to execute and deliver any assignments or documents Executive fails or refuses to execute and deliver, this power and agency being coupled with an interest and being irrevocable. Without limiting the preceding provisions of this Section 11(a), Executive agrees that the Company may edit and otherwise modify, and use, publish and otherwise exploit, the Works in all media and in such manner as the Company, in its sole discretion, may determine.
(b)Inventions and Ideas. Executive shall disclose promptly to the Company (which shall receive it in confidence), and only to the Company, any invention or idea of Executive in any way connected with Executive’s services or related to the Business of the Rocket Companies, any Rocket Company’s research or development, or demonstrably anticipated research or development (developed alone or with others), conceived or made during the Term or within three (3) months thereafter and hereby assigns to the Company any such invention or idea. Executive agrees, subject to reimbursement of actual out of pocket expenses related thereto and at the Company’s sole liability and expense, to cooperate with the Company and sign all papers reasonably deemed necessary by the Company to enable it to obtain, maintain, protect and defend patents covering such inventions and ideas and to confirm the Company’s exclusive ownership of all rights in such inventions, ideas and patents, and irrevocably appoints the Company as its agent to execute and deliver any assignments or documents Executive fails or refuses to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable. This constitutes the Company’s written notification that this assignment does not apply to an invention for which no equipment, supplies, facility or Trade Secret information of any Rocket Company was used and which was conceived and developed entirely on Executive’s own time, unless (i) the invention relates (A) directly to the Business of the Rocket Companies, or (B) to actual or demonstrably anticipated research or development of any Rocket Company, or (ii) the invention results from any work performed by Executive for any Rocket Company.
12.Notification of Subsequent Employer. Executive hereby agrees that prior to accepting employment with, or agreeing to provide services to, any other Person during any period during which Executive remains subject to any of the covenants set forth in Sections 7 through 11, Executive shall provide such prospective employer with written notice of such provisions of this Agreement, with a copy of such notice delivered simultaneously to the Company.
13.Assignment; Binding Effect. Executive understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience, and skills. Executive agrees, therefore, that he cannot assign all or any portion of his performance under this Agreement. The Company may assign this Agreement to the purchaser of substantially all of the assets of the Company, or to any other Rocket Company. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective heirs, legal representatives, successors and permitted assigns. Executive acknowledges and agrees that each Rocket Company is a third-party beneficiary of this Agreement, including, without limitation, this Section 13 and Section 17 hereof.
14.Complete Agreement; Waiver; Amendment. Executive has no oral representations, understandings, or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete and exclusive statement of expression of the agreement between the Parties with respect to the subject matter hereof (including, but not limited to, any severance payments, change in control payments and terms of employment) and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company or member of the Board and Executive, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term. The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent or simultaneous breach.
15.Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company or the Board:	RKT Holdings, LLC c/o Rocket Companies, Inc. 1050 Woodward Avenue Detroit, Michigan 48226 Attn: Board of Directors
To Executive, to the most recent address the Company has on file for Executive.
16.Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. This severability provision shall be in addition to, and not in place of, the provisions of Section 7(e) above. The Section and section headings are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent of the Agreement or of any part hereof.

17.Equitable Remedy. Because of the difficulty of measuring economic losses to any Rocket Company as a result of a breach of the covenants set forth in Sections 7 through 11, and because of the immediate and irreparable damage that would be caused to the Rocket Companies for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the Rocket Companies, at law or in equity, each Rocket Company shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach by Executive of any provision of Sections 7 through 11 of this Agreement. Each Rocket Company may seek temporary and/or permanent injunctive relief for an alleged violation of Sections 7 through 11 of this Agreement without the necessity of first arbitrating the matter pursuant to Section 17 of this Agreement and without the necessity of posting a bond.
18.Arbitration.
(a)Except for an action by any Rocket Company for injunctive relief as described in Section 17 of this Agreement, all disputes and/or claims arising out of or under this Agreement and/or out of or in connection with Executive’s employment with Company, other than any claims for equitable relief, shall be submitted to binding and confidential arbitration.
(b)Binding arbitration shall be commenced by serving upon the other Party(ies) a written demand for arbitration stating any and all the claims and relief requested.  The binding arbitration shall be governed by the provisions of the employment arbitration rules of the American Arbitration Association, and the arbitration proceedings shall be located in Wayne County, Michigan.  The Parties shall mutually select one arbitrator to preside over the dispute; provided, however, if the Parties are unable to mutually agree on the selection of a single arbitrator within fourteen (14) days after the service of a demand for arbitration, then the Company on the one hand and Executive on the other hand shall each select one arbitrator within ten (10) days  thereafter, and the two arbitrators so selected shall mutually agree on a third (neutral) arbitrator within ten (10) days thereafter, and the panel of three arbitrators shall preside over the arbitration with the majority rendering the binding decision upon the Parties.   In the event that a single arbitrator is mutually selected, the Parties shall equally split the fees and costs of the arbitrator, and in the event that a panel of three arbitrators is selected then the Parties shall equally split the fees and costs of the neutral arbitrator and the Company shall be responsible for paying the fees and costs of the arbitrator it selects and Executive shall be responsible for paying the fees and costs of the arbitrator Executive selects.  The Parties shall be entitled to be represented by counsel of their choice in the arbitration proceedings, and they shall be afforded reasonable discovery, including document requests, interrogatories and depositions.
(c)Executive must submit any written demand for arbitration within six (6) months of the termination of this Agreement or accrual of the claim, whichever is soonest.  Failure of Executive to do so shall result in Executive’s claim(s) being irrevocably waived, and Executive hereby expressly waives any statute of limitations which is longer than six (6) months.  Any award by the arbitrator(s) pursuant to the terms of this Agreement shall be entered as a judgment and enforced by any court of competent jurisdiction.  In reaching a decision, the arbitrator(s) shall interpret, apply and be bound by this Agreement and all applicable federal, state and local laws, and issue a confidential and binding opinion which states the reasons and basis of the opinion, including finding of facts and conclusions of law.
19.Indemnification and Liability Insurance. The Company shall indemnify and hold harmless Executive, to the fullest extent permitted by law and the Company’s governing documents, against all claims, expenses, damages, liabilities and losses incurred by Executive by reason of the fact that Executive is or was, or had agreed to become, a director, officer, employee, agent or fiduciary of the Company or any Rocket Company, or is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, business, person, trust, employee benefit plan or other entity.  The indemnification obligations of the Company shall survive from the Effective Date of this Agreement and continue until six (6) years following his cessation of service with the applicable entity or, if longer, one (1) year after the expiration of any applicable statute of limitations for any potential claim.  During the Term and for a period of six (6) years thereafter, the Company shall cause Executive to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts, errors or omissions in connection with service as an officer or director of the Company or any of its subsidiaries or affiliates or service in any other capacities at the request of the Company.  The coverage provided to Executive shall be of a scope and on terms and conditions at least as favorable as the most favorable coverage provided to any other officer or director of the Company (or any successor).  Anything in this Agreement to the contrary notwithstanding, this Section 19 shall survive the termination of this Agreement for any reason.  Nothing in this Agreement shall limit or reduce any other rights to indemnification that apply to Executive, whether pursuant to contract or otherwise.

20.Jointly Drafted. The Parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
21.Cooperation. Executive agrees that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against any of Executive and the Company, its respective affiliates, their respective predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, which relates to events occurring during Executive’s employment with the Company and its affiliates as to which Executive may have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial), provided that with respect to such cooperation occurring following termination of employment, the Company shall reimburse Executive for expenses (including attorneys’ fees) reasonably incurred in connection therewith, and further provided that any such cooperation occurring after the termination of Executive’s employment shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Executive’s business or personal affairs.
22.Withholding Taxes. The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, non-U.S. or other taxes as are required to be withheld pursuant to any applicable law or regulation.
23.Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Michigan, not including the choice-of-law rules thereof. The exclusive venues for all disputes arising out of this Agreement will be the United States District Court for the Eastern District of Michigan and the Third Judicial Circuit, Wayne County, Michigan (the “Agreed-Upon Venues”), and no other venues.  The Parties stipulate that this Agreement is an arms-length transaction entered into by sophisticated parties, and that the Agreed-Upon Venues are convenient, are not unreasonable, unfair, or unjust, and will not deprive any Party of any remedy to which it may be entitled.  The Parties agree to consent to the dismissal of any action arising out of this Agreement that may be filed in a venue other than one of the Agreed-Upon Venues; the reasonable legal fees and costs of the Party seeking dismissal for improper venue will be paid by the Party that filed suit in the improper venue.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties hereto have caused this Employment Agreement to be duly executed as of the date first written above.

RKT HOLDINGS, LLC
/s/ Robert Walters
By: Robert Walters
Title: President/COO
/s/ Brian Brown
BRIAN BROWN

[Signature Page to Brown Employment Agreement]

EXHIBIT A

PERMITTED ACTIVITIES

•Petram, Board Member

AMENDMENT TO EMPLOYMENT AGREEMENT
This Amendment (this “Amendment”) to the Employment Agreement dated July 29, 2020 (the “Original Agreement” and, as amended by this Amendment, the “Agreement”) is made and entered into as of October 2, 2022, by and between RKT Holdings, LLC (the “Company”) and Brian Brown (“Executive” and, together with the Company, the “Parties”).
RECITALS
WHEREAS, the Parties previously entered into the Original Agreement to reflect the terms upon which Executive would provide services to the Company and/or its direct and indirect subsidiaries from time to time (each, a “Rocket Company,” and with Rocket Companies, Inc. (“Rocket”), collectively, the “Rocket Companies”);
WHEREAS, terms used but not defined in this Amendment shall have the meaning given in the Original Agreement; and
WHEREAS, the Parties wish to amend the Original Agreement to reflect a new role for Executive effective November 15, 2022 (the “Appointment Date”).
NOW, THEREFORE, in consideration of the mutual promises, terms, covenants, and conditions set forth in this Amendment, and the performance by the Parties of their respective obligations hereunder, the Parties, intending to be legally bound, agree as follows:
1.As of the Appointment Date, Executive will be appointed Chief Financial Officer and Treasurer, in addition to continuing in the position and duties set forth in Section 2 of the Original Agreement until otherwise determined by the Company.
2.Nothing herein changes the at-will nature of Executive’s employment as set forth in the Original Agreement.
3.This Amendment shall in all respects be governed by and construed in accordance with the laws of the State of Michigan, not including the choice-of-law rules thereof.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties hereto have caused this Amendment to be duly executed as of the date first written above.

RKT HOLDINGS, LLC
/s/ Jay Farner
By: Jay Farner
Title: Chief Executive Officer
/s/ Brian Brown
BRIAN BROWN

[Signature Page to Brown Amendment]